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                                                                   EXHIBIT 10.18


                           EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is dated as of the ____ day of December, 1997, and is by and between Quadrant International, Inc., a Pennsylvania corporation with an office for purposes of this agreement at 269 Great Valley Parkway, Malvern, Pennsylvania 19355 (hereinafter the "QI") and Robert Russell with an address at 612 Cherry Lane, Phoenixville, Pennsylvania 19460 (hereinafter "Russell").

                              W I T N E S S E T H

     WHEREAS:

          (a) QI wishes to retain the services of Russell to render services for and on its behalf in accordance with the following terms, conditions and provisions; and

          (b) Russell wishes to perform such services for and on behalf of QI, in accordance with the following terms, conditions and provisions.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained the parties hereto intending to be legally bound hereby agree as follows:

     1.   EMPLOYMENT. QI hereby employs Russell and Russell accepts such
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employment and shall perform his duties and the responsibilities provided for herein in accordance with the terms and conditions of this Agreement.

     2.   EMPLOYMENT STATUS. Russell shall at all times be QI's employee subject
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to the terms and conditions of this Agreement.
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     3.  TITLE AND DUTIES. QI agrees to employ Russell and Russell accepts such
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employment as a full time employee and agrees as per the terms and conditions of this agreement to serve as and have the title of Director of Engineering and perform diligently, faithfully, and to the best of his ability all duties assigned and instructions given by the President of QI or other QI officer as authorized by QI's Board of Directors.

     4.  TERM OF SERVICES.  The initial term of this agreement is for a two year
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period commencing January 1, 1998, subject to the termination section of this agreement, with the parties agreeing to confirm any subsequent extension of this initial term in a signed written agreement setting forth any amended or supplemental conditions.

     5.  BASE COMPENSATION.  The employees base salary for rendered services for
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the initial term of this agreement shall be $125,000 an annual amount payable in accordance with QI's payroll procedures and policies as implemented during the term of this agreement.

     6.  ADDITIONAL COMPENSATION.  The additional package compensation proposed
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by this section is subject to QI's receipt of further capital funds required to finance the management compensation program. QI's Board of Directors will also have to vote approval of these or any other specific additional compensation packages proposed for payment or for vesting to Russell during the term of this agreement. The proposed post funding compensation program allocated for Russell will be comprised of the following elements:

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          a)  An annual Cash Bonus of $35,000

          b) Further incentive stock options as specified and approved by the Board of Directors by means of stock options at the rate of 25,000 shares per year for significant performance with an additional stock option at the rate of 12,500 shares per year for exceptional performance as defined and determined by the Board of Directors.

     7.   EXTENT OF SERVICES.  Russell shall devote his entire business time,
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attention, and energies to the business of QI, but this shall not be construed as preventing Russell from investing his assets in the future as a passive investor in such form or manner as he sees fit as long as the investments will not require any personal service from Russell. To that end, Russell herewith discloses that he has a present ongoing investment of approximately 10% with an engineering services company, a former employer. Russell agrees, in the future, not to increase his investment in the engineering services company or to invest in any entities that compete directly with QI or affiliated or related companies.

     8.   TERMINATION.  A.  In the event QI terminates Russell's employment for
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any reason other than Russell's gross malfeasance or gross nonfeasance, Russell will continue to be paid his salary by QI for a period of six months after such notice of termination is given or until Russell shall commence employment of a comparable nature and salary with another entity, whichever shall first occur. In this regard, it is understood and agreed that Russell shall use his best efforts in attempting to locate such other employment and QI agrees to cooperate in helping Russell in the pursuit of any such position and QI agrees to provide the requisite references and if such employment is of a lesser salary than his then current

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salary at QI, QI agrees to reimburse Russell for the difference between such salaries for the six month period specified above. It is agreed that any stock options awarded Russell will continue to vest and be exercisable during this six month period.

         B. QI shall have the absolute right to terminate this agreement immediately in the event of gross malfeasance or gross nonfeasance on the part of Russell.

         C. It is understood and agreed that this is a personal services contract, and that QI shall have the right to terminate this agreement on 10 days notice to Russell, if appropriate, in the event of the disability or death of Russell which would otherwise prevent him from performing his or her duties. For purposes of this provision, "disability" shall be defined in accordance with the definition of "disability" as contained in QI's disability insurance policy. In the event of Russell's death, any guaranteed monies due under this agreement would be paid directly to QI's estate as probated.

     9.  NONDISCLOSURE. During the course of his employment with QI, Russell may
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have occasion to conceive, create, develop, review, or receive information that is considered by QI to be confidential or proprietary, including information relating to inventions, patent, trademark and copyright applications, improvements, know-how, specifications, drawings, cost and pricing date, process flow diagrams, customer and supplier lists, bills, ideas, and/or any other written material referring to same Confidential or Proprietary Information. Both during the term of employment and thereafter:

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               1.  Russell, as an employee and as Director of Engineering, agrees to maintain in strict confidence such Confidential Information.

               2. Russell further agrees to use his best efforts to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure.

               3. If requested by QI, Russell agrees to promptly return to QI all materials, writings, equipment, models, mechanisms, and the like obtained from or through QI, including but not limited to, all Confidential Information, all of which Russell recognizes is the sole and exclusive property of QI.

               4. Russell agrees that he will not, without first obtaining the prior written permission of QI: (a) directly or indirectly utilize such Confidential Information in his or her own business; (b) manufacture and/or sell any product that is based in whole or in part on such Confidential Information; or (c) disclose such Confidential Information to any third party.

     10.  EMPLOYER PERQUISITES. Russell shall be entitled to and shall receive
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all employer perquisites as would normally be granted to employees of QI. Such perquisites to include the following:

               a. Health insurance under terms and conditions as provided to other employees of QI.

               b.  Vacation of 10 business days per annum.

               c.  Paid holidays pursuant to QI's stated policy.

     11.  REPRESENTATIONS AND WARRANTIES. Other than as disclosed in Section 7
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with regard to the relationship with the engineering services company:

          A. Russell represents and warrants to Company that he is not a party to or otherwise bound by any other employment or services that may, in any way, restrict his right or ability to enter into this agreement or otherwise be employed by QI.

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          B.  Russell agrees that he will not reveal to QI, or otherwise utilize in his employment with QI, any proprietary trade secrets or confidential information of any previous employer.

     12.  NOTICES.  Any written notice required to be given pursuant to this
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agreement shall be hand delivered or sent via fax or E-mail, or delivered by a national overnight express service such as Federal Express.

     13.  JURISDICTION AND DISPUTES. A. This agreement shall be governed by the
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State of Pennsylvania.

          B. All disputes hereunder shall be resolved in the applicable state or federal courts of Pennsylvania. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available. The parties reserve the right to mutually agree to binding arbitration in accordance with the policies of the American Arbitration Association.

     14.  AGREEMENT BINDING ON SUCCESSORS. This agreement shall be binding on
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and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

     15.  WAIVER. No waiver by either party of any default shall be deemed as a
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waiver of any prior or subsequent default of the same or other provisions of this agreement.

     16.  SEVERABILITY. If any provision hereof is held invalid or unenforceable
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by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the agreement.

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     17.  ASSIGNABILITY This agreement and the rights and obligations thereunder
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are personal with respect to Russell and may not be assigned by any action of
Russell or by operation of law. QI shall, however, have the right to assign this agreement to a successor in interest to QI or to the purchaser of the assets of QI but not to any other third party.

     18.  INTEGRATION. This agreement constitutes the entire understanding of
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the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this agreement. This agreement shall take precedence over any other documents that may be in conflict therewith.

          IN WITNESS WHEREOF, QI and Russell confirm the foregoing accurately sets forth the parties respective rights and obligations and agrees to be bound by having the evidenced signature affixed thereto.

Quadrant International, Inc.                   Robert Russell

By: /s/ Francis Wilde                          /s/ Robert Russell
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   Francis Wilde, President                    Signature

Date: 1/12/98                                  Date: 1/12/98
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